                                                                     EXHIBIT 12

                            EXXON MOBIL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            Year Ended December 31,
                                    -------------------------------------------
                                       1999     1998     1997     1996     1995
                                       ----     ----     ----     ----     ----
                                                (millions of dollars)
Income before cumulative effect of
 accounting changes...............  $ 7,910  $ 8,144  $11,732  $10,474  $ 8,846
Excess/(shortfall) of dividends
 over earnings of affiliates owned
 less than 50 percent accounted
 for by the equity method.........      300      164      (64)     186      (26)
Provision for income taxes(1).....    3,632    4,390    8,140    8,201    6,572
Capitalized interest..............     (423)    (400)    (448)    (467)    (465)
Minority interests in earnings of
 consolidated subsidiaries........      139      261      523      500      392
                                    -------  -------  -------  -------  -------
                                     11,558   12,559   19,883   18,894   15,319
                                    -------  -------  -------  -------  -------
Fixed Charges:(1)
 Interest expense--borrowings.....      826      769      811      944    1,096
 Capitalized interest.............      606      564      595      598      580
 Rental expense representative of
  interest factor.................      617      795      818      819      780
 Dividends on preferred stock.....        8        6        5        4        4
                                    -------  -------  -------  -------  -------
                                      2,057    2,134    2,229    2,365    2,460
                                    -------  -------  -------  -------  -------
Total adjusted earnings available
 for payment of fixed charges.....  $13,615  $14,693  $22,112  $21,259  $17,779
                                    =======  =======  =======  =======  =======
Number of times fixed charges are
 earned...........................      6.6      6.9      9.9      9.0      7.2

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Note:
(1) The provision for income taxes and the fixed charges include Exxon Mobil Corporation's share of 50 percent owned companies and majority owned subsidiaries that are not consolidated.

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